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                                                                     EXHIBIT 4.5

INTRAWEST CORPORATION
Earnings Coverage Ratio

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
                                                                                                     ADD         LESS
                                                               12 MONTHS   12 MONTHS   12 MONTHS   3 MONTHS    3 MONTHS    12 MONTHS
                                                               30-JUN-02   30-SEP-02   30-JUN-02   30-SEP-02   30-SEP-01   30-SEP-02
                                                               ---------   ---------   ---------   ---------   ---------   ---------
EBIT Calculation

   Net income before income taxes                                68,029      66,996      68,029     (13,431)    (12,398)     66,996

   Add:
     Interest expense                                            71,075      71,978      71,075      12,023      11,120      71,978
                                                                -------     -------     -------                             -------
                                                                139,104     138,974     139,104                             138,974
                                                                =======     =======     =======                             =======
Interest Calculation

   Interest incurred (including capitalized interest)            83,439      85,397      83,439      21,994      20,036      85,397
   Interest on new debenture issue                               14,385      14,385      14,385                              14,385
   Interest saving on repayment of debt with debenture proceeds  (8,150)     (8,150)     (8,150)                             (8,150)
   Interest on additional debt since balance sheet date           4,319           0           0                                   0
                                                                -------     -------     -------                             -------
                                                                 93,993      91,632      89,674                              91,632
                                                                =======     =======     =======                             =======
Ratio                                                              1.48        1.52
                                                                =======     =======
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